Exhibit 23(b)(ii) under Form N-1A
                                    Exhibit 3(ii) under Item 601/Reg. S-K
                             Amendment No. 1
                             to the By-Laws
                         of The Huntington Funds

                    (Effective as of April 30, 2003)

Strike Section 1, Principal Office from Article II, Offices, in its entirety and replace with the following:

      Section 1. Principal Office. Until changed by the Trustees, the principal office of the Trust shall be located at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237-7010.

Strike Section 1, General Provisions from Article VI, Officers, in its entirety and replace with the following:

      Section 1. General Provisions. The officers of the Trust shall be a President, a Treasurer and a Secretary, who shall be elected by the Trustees. The Trustees may elect or appoint such other officers or agents as the business of the Trust may require, including a Chief Executive Officer, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. The Trustees may delegate to any officer or committee the power to appoint any subordinate officers or agents.

Strike Sections 4 through 10 of Article VI, Officers, in their entirety and replace with the following:

      Section 4.  Powers and Duties of the Chief Executive Officer.
      The Chief Executive Officer shall have such powers and duties as may be prescribed by the Trustees, including acting as principal executive officer and, together with the Treasurer, providing the certifications required under Section 302 and 906 of the Sarbanes-Oxley Act of 2002.

      Section 5. Powers and Duties of the President. The President may call meetings of the Trustees and of any Committee thereof when he deems it necessary and shall preside at all meetings of the Shareholders. Subject to the control of the Trustees and to the control of any Committees of the Trustees, and/or the Chief Executive Officer, within their respective spheres, as provided by the Trustees, the President shall at all times exercise general supervision and direction over the affairs of the Trust. The President shall have the power to employ attorneys and counsel for the Trust and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust. The President shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust. The President shall have such other powers and duties, as from time to time may be conferred upon or assigned to him by the Trustees. The President shall act at the direction of and report to the Chief Executive Officer.

      Section 6. Powers and Duties of Vice Presidents. In the absence or disability of the President, the Vice President or, if there be more than one Vice President, any Vice President designated by the Trustees, shall perform all the duties and may exercise any of the powers of the President, subject to the control of the Trustees. Each Vice President shall perform such other duties as may be assigned to him from time to time by the Trustees and the President.

      Section 7. Powers and Duties of the Treasurer. The Treasurer shall be the principal financial and accounting officer of the Trust. The Treasury shall deliver all funds of the Trust which may come into his hands to such Custodian as the Trustees may employ pursuant to Article X of these By-laws. The Treasurer shall render a statement of condition of the finances of the Trust to the Trustees as often as they shall require the same and he shall in general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Trustees. The Treasurer shall give a bond for the faithful discharge of his duties, if required to do so by the Trustees, in such sum and with such surety or sureties as the Trustees shall require. The Treasurer, together with the Chief Executive Officer, will provide the certifications required under the Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

      Section 8. Powers and Duties of the Secretary. The Secretary shall keep the minutes of all meetings of the Trustees and of the Shareholders in proper books provided for that purpose. The Secretary shall have custody of the seal of the Trust, if any, and shall have charge of the Share transfer books, lists and records unless the same are in the charge of the Transfer Agent. The Secretary shall attend to the giving and serving of all notices by the Trust in accordance with the provisions of these By-laws and as required by law; and as subject to these By-laws, the Secretary shall in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Trustees.

      Section 9. Powers and Duties of Assistant Treasurers. In the absence or disability of the Treasurer, any Assistant Treasurer designated by the Trustees shall perform all the duties, and may exercise any of the powers, of the Treasurer. Each Assistant Treasurer shall perform such other duties as from time to time may be assigned to him by the Trustees. Each Assistant Treasurer shall give a bond for the faithful discharge of his duties, if required to do so by the Trustees, in such sum and with such surety or sureties as the Trustees shall require.

      Section 10. Powers and Duties of Assistant Secretaries. In the absence or disability of the Secretary, any Assistant Secretary designated by the Trustees shall perform all the duties, and may exercise any of the powers, of the Secretary. Each Assistant Secretary shall perform such other duties as from time to time be assigned to him by the Trustees.

      Section 11. Compensation of Officers and Trustees and Members of the Advisory Board. Subject to any applicable provisions of the Declaration, the compensation of the officers and Trustees and members of the Advisory Board, if any, shall be fixed from time to time by the Trustees or, in the case of officers, by any committee or officer upon whom such power may be conferred by the Trustees. No officer shall be prevented from receiving such compensation as such officer by reason of the fact that he is also a Trustee.

                             Amendment No. 2
                             to the By-Laws
                         of The Huntington Funds

                  (Effective as of September 21, 2004)


Insert the following as Section 11 of Article VI, Officers, and renumber the existing Section 11 as Section 12.

      Section 11. Powers and Duties of the Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940. Notwithstanding any other provision of these By-Laws, the designation, election, removal and compensation of the Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940.

                             Amendment No. 3
                             to the By-Laws
                         of The Huntington Funds

                   (Effective as of November 5, 2004)

Amend Article IV, Trustees to add new Section 3.

      Section 3.  Position, Qualifications and Duties of the
      Chairperson of the Board. The Board shall designate a Chairperson of the Board who shall, if present, preside at meetings of the Board and exercise and perform such other powers and duties as may be from time to time assigned to the Chairperson or prescribed by these By-Laws. The Chairperson of the Board shall at all times be an independent Trustee.